Exhibit (m)(xvii) under Form N-1A
                                              Exhibit (1) under Item 601/Reg.S-K

                                    EXHIBIT W
                                     to the
                                Distribution Plan
                             Federated Equity Funds

                        Federated Kaufmann Small Cap Fund
                                 Class A Shares

     This Distribution Plan is adopted by Federated Equity Funds with respect to the Class of Shares of the Trust set forth above.

     In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Class A Shares of Federated Kaufmann Small Cap Fund held during the month.

     Witness the due execution hereof this 1st day of December, 2002.

                                    Federated Equity Funds



                                    By:  /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title: President